Exhibit 10.15

August 28, 2019

Bennett J. Goodman

Dear Bennett,

On behalf of Blackstone Group Inc. (together, with its affiliates, “Blackstone”), we are excited by the opportunity to continue our working relationship. This letter agreement (the “Senior Advisor Agreement”) will serve to codify our continued relationship. You will become a Senior Advisor to GSO Capital Partners (“GSO”) and will retain the title of Chairman of Blackstone/GSO Secured Lending Fund (“BGSL”), effective as of January 1, 2020 (the “Effective Date”). In this capacity, you would be available as necessary to perform responsibilities as mutually agreed between you and Blackstone including:

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Advising on all aspects of the GSO direct lending business, including new capital formation, LP and other investor relationships, deal origination, investment committee, and regulatory activities in coordination with Wayne Berman;

•	Advising on the monetization of the Special Situations Fund;

•	Advising on new business initiatives in the insurance markets;

•	Advising on special projects as requested by Blackstone; and

•	Serving as a member of the board of directors of Blackstone’s portfolio companies or GSO funds as mutually agreed between the parties.

As compensation for the above arrangements and as long as you serve in this role, you will be entitled to receive:

•	An annual retainer of $250,000 payable monthly in arrears, and prorated accordingly for any period where you are no longer providing services as a Senior Advisor.

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Incentive fees or carried interest allocations of five (5) points in GSO’s U.S. Direct Lending strategies, including BGSL and various SMAs. With respect to BGSL, during the Term (as defined below) incentive fees earned will be paid at such time as Blackstone pays such fees to other similarly situated SMDs. With respect to the SMAs, carried interest/incentive fees will be subject to normal vesting, except that at the end of the Term, you will benefit from retirement vesting treatment with respect to the carried interest/incentive fees. A schedule of SMAs associated with GSO U.S. Direct Lending Strategies in existence as of the date of this Agreement will be provided to you contemporaneously with entering into this Agreement.

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During the Term, 150,000 of the otherwise unvested Blackstone deferred stock units held by you will vest on each anniversary of the Effective Date, provided that you continue to perform the services described herein to Blackstone through each applicable date. At the

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expiration of the Term, any remaining unvested portion of your Blackstone deferred stock units will be forfeited. Should you voluntarily cease to provide the services described hereunder prior to the applicable vesting date of such units, all unvested units as of the Termination Date (as defined below) shall be forfeited upon the Termination Date. For the avoidance of doubt, you will be eligible to receive dividends in respect of the unvested portion of the deferred stock units until such units are forfeited.

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Blackstone will reimburse you for reasonable expenses you incur in connection with serving in the above capacity subject to your submission of appropriate documentation. Travel reimbursement will include travel and lodging outside of the NYC metro area when you are traveling on behalf of Blackstone in accordance with the current Blackstone’s travel expense policy applicable to senior advisors of Blackstone. For any other individual expense over $5,000, you will request pre-approval in writing from Dwight Scott or his designee.

In addition, at your election, following the Effective Date, you may choose to participate in Blackstone’s SMD retiree health insurance program; provided, that you shall bear the cost of your participation in such program in a manner similar to Blackstone SMDs.

This Senior Advisor Agreement shall be effective from the Effective Date through the first anniversary of the Effective Date (the “Initial Term”) and shall be automatically extended for successive one year terms (each, a “Renewal Term” and collectively with the Initial Term, the “Term”) unless either party provides the other party with written notice of non-renewal at least 30 days prior to the expiration of the Term. The Term shall terminate (referred to herein as the “Termination Date”) on the earlier of (i) the Term’s scheduled expiration date, (ii) the date upon which Blackstone terminates the Term for “Cause” (as defined in your Senior Managing Director Agreement with Blackstone as in effect immediately prior to the Effective Date) and (iii) any date after the Initial Term on which you have given 30 days’ advance written notice of voluntarily ceasing to provide the services described hereunder. During the Term and for a period of 45 days after the Termination Date, you agree that you will not (directly or indirectly) invest in or with, or serve or provide advice in any capacity, to a Competitor; provided that you shall be permitted to make a passive co-investment in an investment (other than a Prohibited Investment) led by another Competitor so long as you do not make more than one co-investment during any 24-month period with any one Competitor and/or its affiliates. A “Competitor” means any firm directly engaged in (or which, upon your arrival, has plans to engage in) competition, in a material respect, with the business of GSO, or, in any event, any of the entities on a list to be provided to you contemporaneously with entering into this Agreement.

In addition, during the Term and until one year after the Termination Date, you will not pursue directly or indirectly, any investment (a “Prohibited Investment”) that, to your actual knowledge, (x) GSO pursued and evaluated at any time during the one-year period ending on the date of your proposed investment (but, if the Term has expired, only if GSO pursued and evaluated the investment before the Termination Date) or (y) Blackstone (excluding GSO) pursued and evaluated at any time during the one-year period ending on the date of your proposed investment (but only if the date of your proposed investment is on or before December 31, 2020). Furthermore, during the Term and until one year after the Termination Date (or such later period if the disclosure would relate to non-public information), you shall not disclose to any Competitor or any other person any information with respect to Blackstone’s or GSO’s involvement, as applicable, with any Prohibited Investment or any non-public information concerning any Prohibited Investment and, if any firm you join pursues a Prohibited Investment during the one year period after the Termination Date, you will not advise, negotiate or otherwise, directly or indirectly, participate with respect to such Prohibited Investment on behalf of such firm or have any personal economic participation directly or indirectly in such Prohibited Investment.

You also agree to incorporate your non-solicitation and confidentiality obligations herein (it being understood that such obligations shall begin to apply to you as of the Effective Date and incorporation into this Senior Advisor Agreement shall not extend or otherwise modify the time periods for which such obligations are applicable). You further agree to the obligations set forth in the attached Compliance with Blackstone Policies and Procedures, attached hereto as Exhibit A.

During the Term, you will notify Blackstone Legal of all corporate boards which you intend to join and all investments you intend to make so that Blackstone can check for conflicts and take protective measures if a conflict exists (it being understood that the foregoing shall not prohibit your taking such role or making such investment except as otherwise provided herein). The parties hereby acknowledge that you will act in the capacity of independent contractor and not as an employee of Blackstone.

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Please acknowledge your agreement to the above arrangements by signing below.

Sincerely,

/s/ Paige Ross
Paige Ross
Senior Managing Director; Global Head of Human Resources

Cc: Dwight Scott

Acknowledged and Agreed To

/s/ Bennett J. Goodman	August 28, 2019
Bennett J. Goodman	Date

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